Exhibit 10.1

INTERIM MANAGEMENT AGREEMENT

This Interim Management Agreement (the “Agreement”) is dated as of September 20, 2006 by and between Crdentia Corp., a Delaware corporation (“Crdentia”), and iVOW, Inc., a Delaware corporation (the “Company”).

WHEREAS, Crdentia and the Company are parties to that certain Agreement and Plan of Merger and Reorganization dated of even date herewith (the “Merger Agreement”), which describes the terms of the proposed acquisition of the Company by Crdentia (the “Acquisition”).

WHEREAS, the Parties desire to transfer the direction and control of the operations of the Company to Crdentia as of the Effective Date (as that term is defined below) on an interim basis subject to the final approval of the Acquisition by the stockholders of the Company and the closing of the Acquisition in accordance with the terms of the Merger Agreement.

WHEREAS, Crdentia and the Company desire to enter into this Agreement with the purpose and intent of memorializing their agreements regarding the terms and conditions for the transfer of direction and control of the operations of the Company to Crdentia on an interim basis, and the related transactions described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties set forth herein, and of other good and valuable consideration, the receipt and adequacy of which each party hereby acknowledges, the parties hereto agree as follows:

1.             Transfer of Company Operations.  The operation and control of the Company shall be transferred from the Company to Crdentia in accordance with this Agreement as of midnight (Pacific Standard Time) on September 20, 2006 (the “Effective Date”).

2.             Representations and Warranties of Company.  The Company hereby covenants, represents and warrants as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The Company has full legal power and authority to enter into and deliver this Agreement and perform the transactions contemplated herein.

(c)           All consents, approvals, resolutions, authorizations, actions or orders required of the Company for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement have been obtained, except if and to the extent that the approval of the stockholders of the Company is required.

(d)           This Agreement when executed and delivered will constitute the Company’s legal, valid and binding obligation enforceable in accordance with its terms.

(e)           The execution and delivery of this Agreement, and the fulfillment of and compliance with the terms and provisions hereof, do not conflict with or violate any judicial or administrative order, award, judgment or decree applicable to the Company, or violate or conflict with any of the terms, conditions or provisions of the Company’s Certificate of Incorporation, Bylaws or other organizational documents, or any contract between the Company and any third person or entity (whether with or without notice or passage of time).

(f)            The Company has sole and complete ownership or lawful control over the property and facilities used by the Company in its operations.

(g)           The Company has operated its property and facilities, and as of the commencement of this Agreement will be, in substantial compliance with all applicable federal, state and local laws, rules and regulations any violation of which could have a material adverse impact on its business, or its operations, financial condition or business prospects.

(h)           The Company shall have sole and absolute responsibility for and shall pay when and as due, any and all income taxes imposed on the Company.

3.             Representations and Warranties of Crdentia.  Crdentia hereby covenants, represents and warrants as follows:

(a)           Crdentia is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Crdentia has full legal power and authority to enter into and deliver this Agreement and perform the transactions contemplated herein.

(c)           All consents, approvals, resolutions, authorizations, actions or orders required of Crdentia for the authorization, execution and delivery of, and for the consummation of the transactions contemplated by, this Agreement have been obtained.

(d)           This Agreement when executed and delivered will constitute Crdentia’s legal, valid and binding obligation enforceable in accordance with its terms.

(e)           The execution and delivery of this Agreement, and the fulfillment of and compliance with the terms and provisions hereof, do not conflict with or violate any judicial or administrative order, award, judgment or decree applicable to Crdentia, or violate or conflict with any of the terms, conditions or provisions of Crdentia’s Certificate of Incorporation, Bylaws or other organizational documents, or any contract between Crdentia and any third person or entity (whether with or without notice or passage of time).

4.             Management of Company by Crdentia.

(a)           Authority of Crdentia.  Subject to the covenants, conditions and restrictions set forth in this Agreement, and subject to existing contractual obligations of the Company, Crdentia shall have and the Company hereby delegates to Crdentia, sole and exclusive responsibility, authority and discretion to (x) conduct, manage, direct and control all aspects of the business and operations of the Company, and (y) utilize the Company’s cash and working capital to defray any and all expenses of both Crdentia and the Company.  Without limiting the generality of the foregoing, Crdentia shall have the following authority and responsibilities:

(i)            to conduct, manage, direct and control all aspects of the business and operations of the Company, in the exercise of Crdentia’s good faith business judgment, consistent with applicable laws;

(ii)           to administer the Company’s contracts with customers, service providers and other vendors or purchasers of services or supplies, including the authority and responsibility to negotiate, enter into, maintain and amend, any or all of such contracts;

(iii)          to supervise the billing for the Company services and collect accounts receivable of the Company relating to the business and operations of the Company; and

(iv)          to rely on information, opinions, reports or statements, including financial statements and other financial data and records, prepared or presented to Crdentia by the Company, its officers, agents or employees, at any time prior to or during the term of this Agreement.

(b)           Non-Assignment of Agreements.  Nothing in this Agreement is intended to be or shall be construed to constitute an assignment by the Company of any agreement or contractual obligation, whether express or implied, that exists between the Company and any other person or entity.  Similarly, nothing in this Agreement is intended to be or shall be construed to constitute an assumption by Crdentia of any agreement or contractual obligation, whether express or implied, that exists between the Company and any other person or entity.

(c)           Limitation of Liabilities.  Crdentia makes no warranties, express or implied, as to the results of operation of the Company, any actions that will or will not be taken by Crdentia in the operation of the Company, any services or supplies that will or will not be provided by the Company, any customers or clients that will or will not be retained or acquired by the Company or any net book value, net worth, liquidation value or any other value of the Company or any of its assets upon termination of this Agreement.  In no event will Crdentia be liable to the Company, or any person or entity engaged by or under contract with Company, for any losses, liabilities or damages, including, without limitation, any lost profits, lost savings or other incidental, special or consequential damages, incurred by the Company, its agents or employees, as a result of Crdentia’s operation of the Company in the exercise of Crdentia’s good faith business judgment or Crdentia’s use of the Company’s cash and working capital pursuant to Section 4(a) above, even if Crdentia has been advised of the possibility of such damages, except for any such damages or liability caused by the unlawful conduct or gross negligence, of Crdentia, or its agents and employees.  In no event will Crdentia be liable to the Company for, or be obligated to return, any funds used by Crdentia to defray Crdentia’s or the Company’s expenses pursuant to Section 4(a) above.

(d)           Insurance.  Throughout the term of this Agreement, Crdentia shall provide and maintain comprehensive general liability, workers compensation and professional liability insurance for all employees of Crdentia (but not the Company employees), with such limits as the Parties agree are commercially reasonable.

(e)           Events Excusing Performance.  Crdentia shall not be liable to the Company for failure to perform any of the services required herein in the event of any strike,

lock-out, calamity, act of God, failure of supplier, or other event over which Crdentia has no control, for so long as such event continues, and for a reasonable period of time thereafter.

(f)            No Limitation on Other Projects.  Nothing contained in this Agreement shall preclude, limit or otherwise affect the right of Crdentia to engage in, or possess interests in, other business ventures of every kind and description.

5.             Obligations of Company.

(a)           Exclusive Manager.  During the term of this Agreement and except as otherwise provided herein, the Company engages Crdentia to act as the sole and exclusive manager and administrator of its business and operations.  Crdentia is expressly authorized by the Company to perform its services hereunder in whatever manner it deems appropriate to meet the day-to-day requirements of the operations of the Company, in accordance with standards established by Crdentia, including, without limitation, performance of some business functions at other locations.  The Company further agrees that during the term of this Agreement, the Company shall not, without the prior written consent of Crdentia, contract for or otherwise purchase or provide any of the management, administrative or other services provided by Crdentia to the Company hereunder.

(b)           Insurance.  During the term of this Agreement, the Company agrees to obtain and maintain commercial general liability insurance covering its operations, and fire and extended casualty insurance covering its offices and property, upon such terms and with such coverages as the parties agree is commercially reasonable.

(c)           Cooperation and Further Assurances.  The Company agrees to cooperate with Crdentia, and to execute such other documents and take such other actions as may be reasonably necessary or desirable, in connection with the efficient management of the day-to-day operations of the Company by Crdentia.

(d)           Access to Facilities.  During the term of this Agreement, Crdentia shall have the right to enter and use all the Company offices and facilities at all times necessary, in the discretion of Crdentia, to perform its duties under this Agreement, including, without limitation, the right for Crdentia employees, contractors and agents, and any equipment, inventory or other supplies or documents owned or leased by Crdentia, to be in such offices and facilities.

(e)           Access to Records.  During the term of this Agreement, Crdentia, and its respective designees, shall have the right during the Company’s normal business hours and upon reasonable prior notice, to inspect, copy and make extracts from, the Company’s books of account and records, and the Company’s books of account and records relating to the operations of the Company and maintained by Company during the period from and including the Effective Date through and including the termination date of this Agreement, including, specifically but without limitation, records of billings, collections, expenses and disbursements, records of meetings of the Company’s stockholders, board of directors and any and all committees thereof, and records of agreements, instruments, judgments orders and other written obligations of the Company that materially affect Crdentia’s rights or the performance of its duties hereunder.

(f)            Adverse Actions.  Except as otherwise permitted in this Agreement, the Company agrees not to take any action or implement any decision that would have a material adverse effect on Crdentia’s authority and discretion to conduct, manage, direct and control all aspects of the business and operations of the Company, unless the Company obtains the prior written approval of Crdentia to such action or decision.

(g)           Events Excusing Performance.  The Company shall not be liable to Crdentia for failure to perform any of the services required herein in the event of any strike, lock -out, calamity, act of God, failure of supplier, or other event over which the Company has no control, for so long as such event continues, and for a reasonable period of time thereafter.

6.             Term and Termination.

(a)           Term of Agreement.  The term of this Agreement shall commence as of the Effective Date, and shall extend until the closing of the Acquisition in accordance with the Merger Agreement, unless earlier terminated pursuant to the terms of Section 6(b) or Section 6(c) below, or pursuant to mutual agreement of the parties or any other provision of this Agreement.

(b)           Termination by Company.  The Company may terminate this Agreement under the following circumstances:

(i)            the commencement of any voluntary proceeding by Crdentia under any reorganization arrangement, readjustment, moratorium law or statute, including, without limitation, the United States Bankruptcy Code or any successor federal statute, or if any involuntary proceeding under any reorganization arrangement, readjustment, moratorium law or statute, including, without limitation, the United States Bankruptcy Code or any successor federal statute, is commenced against Crdentia, or if Crdentia makes, negotiates or commences negotiations for partial or complete assignment of its assets for the benefit of creditors, pursuant to statutory or common law;

(ii)           Crdentia suffers an appointment of a receiver, custodian, examiner or a trustee for any of its property or assets;

(iii)          the termination, liquidation or dissolution of Crdentia;

(iv)          in the event that Crdentia shall default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to Crdentia by the Company; or

(v)           upon the termination of the Merger Agreement in accordance with its terms.

(c)           Termination by Crdentia.  Crdentia may terminate this Agreement under the following circumstances:

(i)            the commencement of any voluntary proceeding by the Company under any reorganization arrangement, readjustment, moratorium law or statute, including, without limitation, the United States Bankruptcy Code or any successor federal statute, or if any involuntary proceeding under any reorganization arrangement, readjustment, moratorium law or statute, including, without limitation, the United States Bankruptcy Code or any successor federal statute, is commenced against the Company, or if the Company makes, negotiates or commences negotiations for partial or complete assignment of its assets for the benefit of creditors, pursuant to statutory or common law;

(ii)           the Company suffers an appointment of a receiver, custodian, examiner or a trustee for any of its property or assets;

(iii)          the termination, liquidation or dissolution of the Company, except any such action that causes a third party to expressly assume the obligations and succeed to the interests of the Company hereunder;

(iv)          in the event the Company shall default in the performance of any material duty or obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Company; or

(v)           upon the termination of the Merger Agreement in accordance with its terms.

7.             General Provisions.

(a)           Independent Relationship.  The parties to this Agreement shall be and remain independent legal entities, without obligation to each other or to any third person or entity, except as may be expressly set forth in this Agreement.  The parties do not intend this Agreement, or any aspect of the operation of the Company, to form a partnership, joint venture or any other form of legal association under any applicable law.  The parties to this Agreement do not intend to be partners to one another, or partners as to any third person or entity not a party to this Agreement.  Except as otherwise expressly set forth in this Agreement, or as otherwise may be required by applicable law, no party shall be held to be a fiduciary or trustee, or to have any fiduciary obligation, to any other party.

(b)           Assignment.  Neither party shall have the right to assign its rights and delegate its duties hereunder without the prior consent of the other party.

(c)           Entire Agreement; Modification.  There are no other agreements or understandings, written or oral, between the parties regarding the subject matter of this Agreement, other than as set forth herein.  All exhibits referred to in this Agreement are intended to and shall be incorporated into this Agreement by reference and shall be deemed to be a part of this Agreement.  This Agreement shall not be modified or amended except by a written document executed by both parties.  Each written modification shall be attached hereto.

(d)           Notices.  All notices required, desired or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly made and given when given in person, by facsimile, by nationally recognized overnight courier or when sent by United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight delivery addressed as follows:

If to Crdentia:	Crdentia Corp.
Attention: James D. Durham
5001 LBJ Freeway
Suite 850
Dallas, Texas 75244

With a copy to:	Morrison & Foerster LLP
Attention: Steven G. Rowles
12531 High Bluff Drive, Suite 100
San Diego, California 92130

If to the Company:	iVOW, Inc.
11455 El Camino Real, Suite 140
San Diego, California 92130

Any such notice sent by United States mail shall be deemed to have been given forty-eight (48) hours after posting (if addressed and prepaid as set forth above) and notices which are personally delivered or by facsimile or delivered by overnight delivery shall be deemed to have been given when delivered.  Each party may change the address to which its notices are to be delivered hereunder, by giving notice as hereinabove provided.

(e)           Binding on Successors.  This Agreement shall be binding upon the parties, and the parties’ respective successors, assigns, heirs and beneficiaries.

(f)            Waiver of Provisions.  Any waiver of any term or provision hereof must be made in writing, and signed by the parties hereto.  Any such waiver shall not be construed as a waiver of any other term or provision hereof, not expressly provided for a written waiver signed by the parties.

(g)           Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action on the Court of Chancery of the State of Delaware, and (e) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice.

(h)           Severability.  The provisions of this Agreement shall be deemed severable and if any provision hereof shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be and remain effective and binding upon the parties.

(i)            Attorneys’ Fees.  If legal action is commenced by either party to enforce or defend its rights under this Agreement, or to interpret or enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees from the other party, in addition to any other relief granted.

(j)            Time of the Essence.  Time is hereby expressly declared to be of the essence in this Agreement.

(k)           Confidentiality.  Except for disclosure to its attorneys and consultants, or as necessary for the conduct of its business, neither party shall disclose to any third party (other than the Company) any provision of this Agreement, or any financial or other information regarding the other party obtained by disclosing party, regardless of when obtained, without the prior written consent of the other party.  The confidentiality and non-disclosure provisions of the Term Sheet shall remain in full force and effect.

(l)            Remedies Cumulative.  No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party by law, shall be considered exclusive of any other remedy available to such party.

(m)          Language Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party.

(n)           Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Crdentia	CRDENTIA CORP.

	By:	/s/ James D. Durham
Name:
Title:

Company	iVOW, INC.

	By:	/s/ John Lyon
Name: John Lyon
Title: Chairman of the Board

[SIGNATURE PAGE TO INTERIM MANAGEMENT AGREEMENT]